Exhibit 99
Condensed Consolidated Balance Sheets (Unaudited)

	March 31	December 31	March 31
(Dollars in thousands)	2009 *	2008	2008

Assets
Cash and due from banks — noninterest-bearing	$55,149	$67,633	$90,312
Interest-bearing deposits with the Federal Reserve	200,132	141,036	—
Federal funds sold	—	100,000	647,400

Cash and Cash Equivalents	255,281	308,669	737,712
Time deposits with banks	827,953	1,930,918	300,000
Securities:
Available-for-sale, at fair value:
U.S. Government agencies	1,323,958	1,634,014	3,311,454
Equity securities	—	—	66,014
Other securities	698,897	2,839	4,079

Total Securities	2,022,855	1,636,853	3,381,547
Loans, net of unearned income	4,159,879	4,052,609	4,556,935
Less: Allowance for loan losses	338,622	269,357	87,477

Loans, net	3,821,257	3,783,252	4,469,458
Other real estate owned	499,076	408,987	53,174
Taxes receivable	140,646	134,168	11,949
Accrued interest receivable	31,736	31,126	29,374
Premises and equipment, net	32,951	33,284	28,001
Other assets	58,002	86,231	60,842

Total Assets	$7,689,757	$8,353,488	$9,072,057

Liabilities and Shareholders’ (Deficit) Equity
Liabilities:
Deposits:
Interest-bearing	$6,960,431	$7,384,427	$7,537,851
Noninterest-bearing	197,036	208,033	245,935

Total Deposits	7,157,467	7,592,460	7,783,786
Subordinated debentures relating to Trust Preferred Securities	413,991	409,414	404,647
Other borrowings	444	725	47,249
Accrued interest payable	10,818	12,892	16,255
Dividends payable	—	—	13,762
Liability for credit commitments	94,116	35,550	7,350
Other liabilities	21,843	19,882	27,293

Total Liabilities	7,698,679	8,070,923	8,300,342
Shareholders’ (Deficit) Equity:
Common stock, surplus, and (accumulated deficit)/retained earnings	(1,754)	283,271	758,986
Accumulated other comprehensive income / (loss)	(7,168)	(706)	12,729

Total Shareholders’ (Deficit) Equity	(8,922)	282,565	771,715

Total Liabilities and Shareholders’ (Deficit) Equity	$7,689,757	$8,353,488	$9,072,057

*	Preliminary

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended
	March 31
(In thousands, except per-share data)	2009 *	2008
Interest, Points and Fees, and Dividend Income:
Interest, points and fees on loans	$39,455	$100,977
Federal funds sold	5	3,807
Interest-bearing deposits with the Federal Reserve	136	—
Time deposits with banks	9,268	256
Securities:
Interest	10,927	37,456
Dividends	—	1,180

Total Interest, Points and Fees, and Dividend Income	59,791	143,676

Interest Expense:
Deposits	62,023	88,886
Subordinated debentures relating to Trust Preferred Securities	4,149	7,067
Other borrowings	—	801

Total Interest Expense	66,172	96,754

Net Interest Income/(Loss)	(6,381)	46,922
Provision for credit losses	193,250	36,800

Net Interest Income/(Loss) after Provision for Credit Losses	(199,631)	10,122

Noninterest Income:
Securities gains/(losses), net	273	10,978
Service charges on deposit accounts	2,112	2,486
Other income	864	944

Total Noninterest Income	3,249	14,408

Noninterest Expense:
Employee compensation and benefits	8,958	9,046
OREO (gains)/losses, net	42,286	2,948
Other real estate owned and protective advances	20,852	403
Insurance — FDIC	5,985	1,594
Net occupancy	1,519	1,258
Depreciation — furniture and equipment	561	441
Data processing	461	470
Other expenses	7,564	3,085

Total Noninterest Expense	88,186	19,245

Income/(Loss) Before Income Taxes	(284,568)	5,285
Income tax expense	408	777

Net Income/(Loss)	$(284,976)	$4,508

Net Income/(Loss) Per Common Share:
Basic	$(5.31)	$0.08
Diluted	$(5.31)	$0.08
Weighted Average Common and Common Equivalent Shares Outstanding	53,711	55,829

*	Preliminary

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